Exhibit 10.2
THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.
Performance Award Grant Agreement
(Long-Term Incentive Compensation Program under the 2005 Stock Incentive Plan)
United States Steel Corporation, a Delaware Corporation, herein called the Corporation, grants to the undersigned employee of the employing company identified below (the “Grantee”) a Performance Award representing the right to receive a specified number of shares of the common stock of the Corporation (“Shares”) set forth below, which right, if payable, shall be paid in Shares:

Name of Grantee:	PARTICIPANT NAME

Name of Employing Company on Date Hereof:	(the company recognized by the Corporation as employing the Grantee on the date hereof)

Target Number of Shares Subject to Award:	# SHARES

Maximum Number of Shares Subject to Award:	(two times the Target Number of Shares Subject to Award)

Performance Period	The approximately three-year period identified by the Compensation Committee in writing at the time of Grant

Performance Goals	(see Exhibit A, attached)

Date of This Award:	GRANT DATE
By my acceptance, I agree that the above-listed Performance Award is granted under and governed by the terms and conditions of the Corporation’s 2005 Stock Incentive Plan (the “Plan”), the Corporation’s Administrative Regulations for the Long-Term Incentive Compensation Program (the “Administrative Regulations”), and the Grant Terms and Conditions contained herein (the “Agreement”) including the special provisions for my country of residence, if any, attached hereto as Exhibit B, as well as such amendments to the Plan and/or the Administrative Regulations as the Compensation & Organization Committee, or its successor committee (the “Committee”), may adopt from time to time. United States Steel Corporation

Accepted as of the above date: ACCEPTANCE DATE

By	Authorized Officer	By	PARTICIPANT ES Signature of Grantee
Terms and Conditions
     1. Grant of Performance Award: The Performance Period for purposes of determining whether the Performance Goal has been met shall be the approximately three-year period determined in accordance with the Administrative Regulations by the Compensation Committee in writing at the time of Grant. The Performance Goal for purposes of determining whether, and the extent to which, the Performance Award will vest is set forth in Exhibit A to this Agreement. The Peer Group for purposes of determining whether the Performance Goal has been achieved is the Peer Group identified by the Compensation Committee in writing at the time of Grant. The Peer Group is subject to adjustment as described in the Administrative Regulations and as the Committee, in its discretion, may additionally set forth at the commencement of the Performance Period in accordance with Section 162(m) of the U.S. Internal Revenue Code. Exhibit A is incorporated by reference herein. Subject to the Administrative Regulations and the provisions of this Agreement, the Performance Award shall become payable, if vested, following the Committee’s determination and certification after the end of the Performance Period, as to whether and the extent to which the Performance Goal has been achieved; provided that the Committee retains negative discretion to reduce any and all Performance Awards that would otherwise be payable as a result of performance measured against the Performance Goals. The Committee may not increase the amount payable as a result of performance measured against the Performance Goals.
     2. Payment of Award: If the Performance Award is payable, the Corporation shall cause a stock certificate to be issued in the Grantee’s name, for no cash consideration, for the number of shares of common stock of the Corporation determined by the Committee to be payable pursuant to paragraph 1 hereof. Payment shall be made following the end of the Performance Period, and in no event more than two and one-half months following the end of the calendar year in which the Performance Period ends.
     3. Transferability: The Grantee shall not sell, transfer, assign, pledge or otherwise encumber or dispose of any portion of the Performance Award and the right to receive Shares, and any attempt to sell, transfer, assign, pledge or encumber any portion of the Shares prior to the payment, if at all, of a stock certificate in the name of the Grantee shall have no effect, regardless of whether voluntary, involuntary, by operation of law or otherwise.
     4. Change of Control: Notwithstanding anything to the contrary stated herein, and in lieu of application of Section 9 of the Plan, in the case of a Change of Control (as defined in Section 4(F)(1) of the Administrative Regulations) of the Corporation, the Performance Period shall automatically end and the Performance Award shall vest immediately at 100% of Target or, if greater, actual performance over the abbreviated Performance Period, without regard to the Grantee’s continued employment or termination thereof.
     5. Termination of Employment: Except as otherwise set forth herein, the Performance Award is forfeited if the Grantee terminates employment with the employing company identified above or the Corporation, its subsidiaries or affiliates (each an “Employing Company”) during the Performance Period due to a Termination without Consent or Termination for Cause. Any and all forfeitures shall be evidenced by written notice to the Grantee. Notwithstanding the foregoing, if the Grantee is a party to an individual Change in Control agreement (a “CIC Agreement”) with the Corporation providing for benefits upon a termination for other than “Cause” or “Disability” or a termination for “Good Reason”, then the Performance Award shall not be forfeited if (i) the Grantee’s employment is terminated during a Potential Change in Control Period either by the Employing Company for other than “Cause” or “Disability” or by the Grantee for “Good Reason”, as such terms are defined in the CIC Agreement and (ii) a 409A Change in Control, as defined in the CIC Agreement, occurs within twenty-four months following the commencement of the Potential Change in Control Period. In such event, (i) the Performance Award will vest in accordance with paragraph 4 hereof if the 409A Change in Control occurs during the Performance Period, and shall be payable as provided in paragraph 2 hereof, or (ii) the Performance Award will vest in accordance with actual performance achieved during the Performance Period, and without any downward discretion by the Committee, if the 409A Change in Control occurs after the end of the Performance Period, and shall be payable within two and one-half months following the end of the calendar year in which vesting occurs. Notwithstanding the foregoing sentence, in the event such amounts are conditioned upon a separation from service and not compensation the Grantee could receive without separating from service, then no such payments may be made to Grantee until the first business day of the seventh month following the date of the Grantee’s termination if grantee is a specified employee under Section 409A of the Code upon his separation from service.”
     6. Vesting: The Grantee must continue as an active employee of an Employing Company during the Performance Period and through the date on which the Committee certifies whether the Performance Goal relating to the Performance Period has been achieved, subject to the Employing Company’s right to terminate the Grantee’s employment at any time, performing such duties consistent with his capabilities. A prorated value of the Performance Award will vest based upon the number of complete months worked by the Grantee during the Performance Period, in the event of a Grantee’s termination of employment during the Performance Period by reason of Retirement, death, Disability or Termination with Consent, to be calculated and delivered following the end of the relevant Performance Period in accordance with paragraph 2 hereof, provided that the relevant Performance Goal for the Performance Period is achieved and subject to the Committee’s negative discretion. The remaining value of the Performance Award is forfeited immediately upon the Grantee’s termination of employment without consideration or further action being required of the Corporation or the Employing Company. Except as provided in Section 5 of this Agreement, notwithstanding any other terms or conditions of the Plan, the Administrative Regulations or this Agreement to the contrary, in the event of the Grantee’s termination of employment, the Grantee’s rights under this Agreement will terminate effective as of the date that the Grantee is no longer actively employed by an Employing Company and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of the Grantee’s employment (whether or not in breach of local labor laws), the Grantee’s right to receive Shares pursuant to the Performance Award after such termination, if any, will be measured by the date of termination of the Grantee’s active employment and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when the Grantee is no longer actively employed for purposes of the Performance Award.
     7. Adjustments: The Target and Maximum number of Shares are subject to adjustment as provided in Section 8 of the Plan. The Grantee shall be notified of such adjustment and such adjustment shall be binding upon the Corporation and the Grantee.
     8. Interpretation and Amendments: This Grant and the issuance, vesting and delivery of Shares are subject to, and shall be administered in accordance with, the provisions of the Plan and the Administrative Regulations, as the same may be amended by the Committee from time to time, provided that no amendment may, without the consent of the Grantee, affect the rights of the Grantee under this Grant in a materially adverse manner. For purposes of the foregoing sentence, an amendment that affects the tax treatment of the Performance Award shall not be considered as affecting the Grantee’s rights in a materially adverse manner. All capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Plan or the Administrative Regulations. In the event of a conflict between the Plan and the Administrative Regulations, unless this Grant specifies otherwise, the Plan shall control.

     9. Compliance with Laws: The obligations of the Corporation and the rights of the Grantee are subject to all applicable laws, rules and regulations including, without limitation, the U.S. Securities Exchange Act of 1934, as amended; the U.S. Securities Act of 1933, as amended; the U.S. Internal Revenue Code of 1986, as amended; and any other applicable laws. No Shares will be issued or delivered to the Grantee under the Plan unless and until there has been compliance with such applicable laws.
     10. Acceptance of Grant: The Grant shall not be effective unless it is accepted by the Grantee and notice of such acceptance is received by the Stock Plan Officer.
     11. Withholding Taxes: Prior to the relevant taxable event, the Grantee shall pay or make adequate arrangements satisfactory to the Corporation and/or the Employing Company to satisfy all withholding obligations of the Corporation and/or the Employing Company. In this regard, the Grantee shall pay any Tax-Related Items directly to the Corporation or the Employing Company in cash upon request. In addition, the Grantee authorizes the Corporation and/or the Employing Company, at their discretion, to satisfy the obligations with regard to all applicable Tax-Related Items by one or a combination of the following methods: (1) withholding from Grantee’s wages or other cash compensation paid to Grantee by the Corporation and/or the Employing Company; (2) selling or arranging for the sale of a sufficient number of Shares issued upon payment of the Performance Award, on the Grantee’s behalf and at the Grantee’s direction pursuant to this authorization, through such means as the Corporation may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld; or (3) withholding from the Shares otherwise issuable to the Grantee the number of Shares with a Fair Market Value, as defined in the Plan, on the date of the taxable event equal to the amount of the aggregate minimum amount of Tax-Related Items to be so satisfied, in accordance with procedures established by the Stock Plan Officer. If the Tax-Related Items are satisfied by reducing the number of Shares issuable upon vesting of the Performance Award, the Grantee is deemed to have been issued the full number of Shares subject to the Performance Award, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items. Finally, the Grantee shall pay to the Corporation or the Employing Company any amount of Tax-Related Items that the Corporation or the Employing Company may be required to withhold as a result of Grantee’s participation in the Plan or Grantee’s acquisition of Shares that cannot be satisfied by the means previously described. The Grantee understands that no Shares shall be delivered to Grantee, notwithstanding the vesting of the Performance Award, unless and until the Grantee shall have satisfied any obligation for Tax-Related Items with respect thereto as provided herein.
     12. Nature of the Grant: Nothing herein shall be construed as giving Grantee any right to be retained in the employ of an Employing Company or affect any right that the Employing Company may have to terminate the employment of such Grantee. Further, by accepting this Performance Award, the Grantee acknowledges that:
a)	the grant of the Performance Award is voluntary and occasional and does not create any contractual or other right to receive future Performance Awards, or benefits in lieu of Performance Awards, even if Performance Awards have been granted repeatedly in the past;

b)	all decisions with respect to future Performance Award grants, if any, will be at the sole discretion of the Committee;

c)	the Grantee is voluntarily participating in the Plan;

d)	the Performance Award is an extraordinary item which does not constitute compensation of any kind for services of any kind rendered to the Corporation or to the Employing Company, and which is outside the scope of the Grantee’s employment contract, if any;

e)	the Performance Award is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

f)	in the event that the Employing Company is not the Corporation, the grant of the Performance Award will not be interpreted to form an employment contract or relationship with the Corporation; and furthermore, the grant of the Performance Award will not be interpreted to form an employment contract with the Employing Company;

g)	the future value of the Shares underlying the Performance Award is unknown and cannot be predicted with certainty;

h)	in consideration of the grant of the Performance Award, no claim or entitlement to compensation or damages arises from termination of the Performance Award or diminution in value of the Performance Award or forfeiture of the Performance Award resulting from termination of the Grantee’s employment by the Corporation or the Employing Company (for any reason whether or not in breach of applicable labor laws) and the Grantee irrevocably releases the Corporation and the Employing Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen then, by accepting this Performance Award, the Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such a claim;

i)	it is the Grantee’s sole responsibility to investigate and comply with any applicable exchange control laws in connection with the issuance and delivery of Shares pursuant to the vesting of the Performance Award;

j)	the Corporation and the Employing Company are not providing any tax, legal or financial advice, nor are the Corporation or the Employing Company making any recommendations regarding the Grantee’s participation in the Plan or the Grantee’s acquisition or sale of the Shares underlying the Performance Award; and

k)	the Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
     13. Data Privacy: The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this document by and among, as applicable, any Employing Company and the Corporation for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.
     The Grantee understands that the Employing Company and the Corporation hold certain personal information about the Grantee, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Corporation, details of all Performance Awards or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in Grantee’s favor, as the Employing Company and/or the Corporation deems necessary for the purpose of implementing, administering and managing the Plan (“Data”). The Grantee acknowledges and understands that Data may be transferred to any broker as designated by the Corporation and any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere (and outside the European Economic Area), and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any Shares acquired upon vesting of the Performance Award. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Grantee understands, however, that refusing or withdrawing his or her consent may affect his or her ability to realize benefits from the Performance Award or otherwise participate in the Plan. For more information on the consequences of his or her refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative.
     14. Electronic Delivery: The Corporation may, in its sole discretion, decide to deliver any documents related to Performance Awards awarded under the Plan, or Shares issued under the Plan, or participation in the Plan or future Performance Awards that may be awarded under the Plan by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation.
     15. Severability: In the event that any provision in this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
     16.  Language: If the Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.
     17. Governing Law: This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of laws thereof.
     18.  Headings: Headings of paragraphs and sections used in this Agreement are for convenience only and are not part of this Agreement, and must not be used in construing it.

[Exhibit A to the Performance Award grant form]
EXHIBIT A
Performance Goals* for Performance Period

			Threshold	Target	Maximum
	U. S. Steel TSR				75th
Performance	Performance Relative	< 25th	25th	50th	Percentile or
Goal	to Peer Group	Percentile	Percentile	Percentile	Greater
Payment Levels	% of Target Shares Vested	0%	50%	100%	200%
•	The Performance Goal for this Performance Award grant shall be the Target percentile determined by the Committee comparing United States Steel Corporation’s Total Shareholder Return to the Total Shareholder Returns of the Peer Group companies. The payout shall be calculated in accordance with the Administrative Regulations for the Long-Term Incentive Compensation Program under the 2005 Stock Incentive Plan (the “Administrative Regulations”).
Notes:
•	Amounts for performance between the 25th and 50th and between the 50th and 75th percentiles will be interpolated.

•	Total Shareholder Return (TSR) is calculated in accordance with the Administrative Regulations.

•	Peer Group — As determined by the Compensation Committee at the time of grant.

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EXHIBIT B
Additional Terms and Conditions of the
United States Steel Corporation 2005 Stock Incentive Plan
Performance Award Grant Agreement
TERMS AND CONDITIONS
This Exhibit B includes additional terms and conditions that govern the Performance Award granted to the Grantee under the Plan if he or she resides in one of the countries listed below. Certain capitalized terms used but not defined in this Exhibit B have the meanings set forth in the Plan, the Administrative Regulations and/or the Agreement.
NOTIFICATIONS
This Exhibit B also includes information regarding exchange controls and certain other issues of which the Grantee should be aware with respect to participation in the Plan. The information is based on the laws in effect in the applicable countries as of April 2008. Such laws are often complex and change frequently. As a result, the Corporation strongly recommends that the Grantee not rely on the information in this Exhibit B as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time that the Grantee vests in the Performance Award or sells Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation, and the Corporation is not in a position to assure the Grantee of a particular result. Accordingly, the Grantee is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to the Grantee’s situation.
Finally, if the Grantee is a citizen or resident of a country other than the one in which he or she is currently working, the information contained herein may not be applicable.
CANADA
TERMS AND CONDITIONS
Securities Law Commitment on Sale of Shares. As a condition of the grant of the Performance Award and the issuance of any Shares upon vesting of the Performance Award, the Grantee undertakes to only sell, trade or otherwise dispose of any Shares issued to the Grantee under the Plan in accordance with applicable Canadian securities laws. Under current laws, this means that the Grantee will need to sell any Shares issued under the Plan using the services of a broker or dealer that is registered under Canadian provincial or territorial securities legislation. The Grantee will not be permitted to sell, trade or otherwise dispose of his or her Shares through the Company’s designated U.S. plan broker, Fidelity Investments, unless such sale, trade or disposal can be executed in accordance with applicable securities laws. As legal requirements may be subject to change, Grantees are encouraged to seek specific advice about their individual situation before taking any action with respect to Shares issued to them under the Plan.
By accepting this Performance Award, the Grantee expressly agrees that he or she will consult with a personal legal advisor to address any questions that may arise regarding compliance with this requirement. The Grantee understands and agrees that he or she will be liable for any failure to comply with the foregoing provision.
SERBIA
NOTIFICATIONS
Exchange Control Information. Pursuant to the Law on Foreign Exchange Transactions (effective July 27, 2006), Serbian residents may freely acquire Shares under the Plan, however, the National Bank of Serbia requires reporting of the acquisition of such Shares, the value of the Shares at payment and, on a quarterly basis, any changes in the value of the underlying Shares. The Grantee is advised to consult with a personal legal advisor to determine his or her reporting obligations upon the acquisition of Shares under the Plan. The Corporation reserves the right to require the Grantee to report details of the sale of his or her Shares to the Corporation or to follow such other procedures as may be established by the Corporation to comply with applicable exchange control regulations.
SLOVAK REPUBLIC
NOTIFICATIONS
Exchange Control Information. The Grantee is required to notify the National Bank of Slovakia with respect to the establishment of accounts abroad within 15 days after the end of the calendar year (effective from January 1, 2007). The notification forms may be found at the Slovak National Bank website as follows: www.nbs.sk. The Grantee should consult with a personal legal advisor to determine which forms the Grantee will be required to submit and when they will be due.

B-1